Exhibit 99.1

Exhibit 99.1

The Energy Forum

Lincolnway Energy

NEVADA, IOWA

Volume XV, Issue II

October 2019

IN THIS EDITION

Developing New Habits For the Future	1 & 2
Forward Looking Statements	1
Our Triple Threat	2 & 3
Financial Update	3
R&D Tax Credits and Amended 2018 K-1s	4

UNIT TRADING

February 2019:	58 Units @ $500/Unit
March 2019:	200 Units @ $425/Unit
April 2019:	No Sales
May 2019:	No Sales
June 2019:	No Sales
July 2019:	250 Units @ $425/Unit
August 2019:	No Sales
September 2019:	No Sales

EXTENDED HARVEST HOURS

Monday-Friday

7:00 a.m. – 5:00 p.m.

LINCOLNWAY ENERGY

59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-382-1376
www.lincolnwayenergy.com

FROM THE BOARD OF DIRECTORS

By Jeff Taylor, Chairman

You will read in Jeff Kistner's following article the steps being taken each day to improve Lincolnway Energy's operating margins and strengthen our balance sheet. But we also want you to know that the Board is evaluating all options that would preserve equity in Lincolnway. Among these options is working with a strategic partner, which may include another ethanol facility, to strengthen Lincolnway Energy and lower our costs of production. Together with management, we are in a process of evaluating a number of alternative concepts and partners. As any determination is made about a material transaction, we will provide that information to our Members.

DEVELOPING NEW HABITS FOR THE FUTURE

By Jeff Kistner, interim CFO

I have been involved in the renewable fuels industry since 1999. Even now, 20 years later, one cannot predict what will occur next. So far, in 2019, we continue to experience tremendous commodity risk and government policy volatility. In 2018, the Environmental Protection Agency (EPA) granted Small Refiner Waivers (SMR) from blending ethanol in the gasoline supply. These waivers are in direct conflict with the Renewable Fuel Standard legislated into law by the federal government. The result of these waivers decreased ethanol demand by a minimum 2.5 billion gallons. Although in June of 2019, President Trump announced year around E15, which means blending 15% ethanol. This increase is not enough to make up for these lost gallons.

While the EPA was approving the SMR waivers, the ag production world was continued on page 2

FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different. Lincolnway Energy undertakes no obligation to revise or update any forward looking statements. The forward looking statements contained in this newsletter are included in the safe harbor protection provided by Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended.

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Volume XV, Issue II 2 October 2019 By Blair Picard, Commercial Manager OUR TRIPLE THREAT Many of you have probably heard the term “triple threat.” In football it refers to a player who can run, throw and kick. In this age of specialization, there really aren’t any triple threats around. Paul Hornung, of Notre Dame and Green Bay Packer fame, comes to mind as the most famous and successful football triple threat. On the stage or in the movies, a triple threat is an actor or actress who can act, sing and dance. Fred Astaire, Ann Miller and Mickey Rooney are probably the most famous triple threats from that genre. Suffice it to say that on the field of life, or business, it’s great to be a triple threat, but it can be very daunting to be competing against one. Lincolnway Energy and the entire ethanol industry have been fighting against, and losing significant ground to, a triple threat over the last two years. The Trump Administration has proven to be very hostile to the ethanol industry, and agriculture in general, turned upside down with abundance of rain during planting season. The rain caused delayed planting which will affect the corn supply to the ethanol industry. In April, commodity prices became volatile and our cost of corn increased. In the end, both the rain and EPA gave us a negative impact on the ethanol crush margin. This brings me to today. As you are aware, our June 30, 2019, financial filing reported a “Going Concern Statement.” This statement was a result of Lincolnway Energy not being able to stay in covenant compliance with our lender due to operating losses and reduction of liquidity on our balance sheet. Part of the losses reported in the June 30, 2019, financial statement was the write off of assets related to the high protein project. This write off compounded with operating losses has negatively impacted our bank covenants for working capital, debt service coverage and possibly our net worth requirements for fiscal year end September 2019. This impact brings me to our plan going forward. While the ethanol crush margin is bad for the whole industry, Lincolnway Energy is looking at ways to reduce our operating expenses. Additionally, we are invoking a strategic plan. Our strategic plan is based on the late Stephen Covey’s book, “7 Habits of Highly Effective People”. The first four points of the seven are 1. Be Proactive, 2. Begin with the End in Mind, 3. Put First Things First, and 4. Think Win – Win. The end result is to find an injection of capital to strengthen our balance sheet and to seek ways to incorporate proven technologies that allow us to produce ethanol, distiller grains and corn oil more efficiently. We are keeping our lender informed of our plan and soon will have an informational meeting for you, our unit holders of Lincolnway Energy. since taking office. Multiple exemptions have been granted by the EPA waiving the requirement of the fuels industry to use and consume renewable fuels, in direct opposition to the law of the land - the Renewable Fuel Standard. Tariffs and quotas have been put in place that have directly reduced exports of ethanol, and much more significantly, soybeans, at the expense of US corn and soybean farmers. These tariffs have also significantly reduced pork exports to China, making Iowa’s title as the Saudi Arabia of pigs much less valuable and profitable. The ethanol industry is not without its own blame and set of issues in this imbroglio. After the very profitable margins the industry enjoyed in 2013-2015, a significant expansion of capacity ensued. New plants, such as the 125 million gallon per year plants at Atlantic, Iowa, and Hennepin, Illinois, were constructed and productivity improvements at the rate of 2.0%, or 300 million gallons per year, continued apace. The result was growing capacity amidst stagnant or declining consumption. Let’s review the story in more detail. Small Refinery Exemptions Renewable Fuel Standard legislation gave the EPA authority to grant exemptions for the statute to small petroleum refineries, but required demonstrating consumption of ethanol would cause economic harm resulting from such requirements. Multiple academic studies showed that refinery margins had expanded to cover the cost of this requirement to the refiners, therefore other than in certain localized situations, an exemption was actually a grant of taxpayer dollars to the refiner. A very low number of exemptions were granted in the early years. When the Trump Administration took office, Small Refinery Exemptions were passed out like candy at Halloween. Exemptions skyrocketed to include 25 to 35 refineries per year and the affected gallons totaled about 2.5 billion, or about 16% of consumption. Exemptions were granted with no regard to actual profitability to such well known poorhouse occupants as Exxon and Carl Icahn. Given that the consumption of gasoline in the US has been stagnant for a decade, these exemptions directly reduced domestic ethanol demand. Tariffs and Quotas By now we have all probably heard more than we ever wanted to about the tariff war with China. Did you know China produces little ethanol of its own? Did you know there are now more new cars sold annually in China than in the US? Did you know the Chinese government has mandated gasoline blending with 5-10% ethanol by 2020-2022? Did you know the US is the largest exporter of fuel ethanol in the world? Sounds like a match made in heaven, doesn’t it? Well, forget whatever you know. As a result of the Trump tariffs, US exports of ethanol to China are essentially zero. And the Chinese mandate for ethanol blending is not even on the stove, let alone the back burner. In addition, Brazil, usually the biggest importer of US ethanol, has instituted a quota system for imports of US ethanol. continued on page 3

Volume XV, Issue II October 2019

Overproduction/Overcapacity

The US ethanol industry has been one of its own worst enemies. As mentioned above, capacity expansion has been significant while consumption has stagnated. Lincolnway has increased production by 20% over the last five years. I will guarantee you miles driven in Phoenix and Des Moines, our two biggest markets, have not expanded by half of that. The vast majority of gasoline sold in the US is blended with 10% ethanol. But now, the promise of E15 (15% ethanol blend) looks very hollow. The administration waited three long years to finally approve its year around use this summer. On the surface it could increase demand by 50%. But big oil controls over half the gas stations in the US. These stations will not adopt E15. Pump conversion is extremely expensive. At best we might see a 5% increase in demand over the next five years. So the ethanol industry expanded capacity by an estimated 1.5 billion gallons per year in the face of stagnating to declining demand. Not a good way to proceed. And once capacity is built, it wants to run. With this additional ethanol coming to market amidst flat demand, ethanol production margins plummeted into negative territory in 2019.

So, the triple threat of Small Refiner Exemptions, tariffs and quotas, and overproduction/overcapacity has pushed the ethanol industry into red ink. Frankly, there is no end in sight. Ethanol plants do not disappear and the current administration has made it clear they are the friend of big oil, not agriculture. Lincolnway Energy has expanded production of high-priced products like corn oil and ethanol through innovative efficiency improvements. But our competitors have not stood still. We must continue to scratch for every penny until this storm has passed. Thank you for your support.

FINANCIAL UPDATE

By Jeff Kistner, interim CFO

During the nine months ending June 2019, difficulties that started in 2018 for the ethanol industry continued. The company's nine-month financial position ending June 30, 2019, showed a net loss of $10.6 million, which is a greater loss of $9.6 million compared to nine months ending June 30, 2018. The decrease in net income resulted from lower market prices for ethanol and corn oil as well as higher cost of corn. Additionally, this loss incorporated the bad debt expenses of $4.3 million and inventory parts write-offs related to the former coal plant.

Revenues decreased 2.2% when compared to the same time period of 2018. The decrease in revenues resulted principally from lower ethanol and distiller grains prices. Ethanol prices decreased due to the oversupply in the domestic market as well as continued concern within the market relating to recent international trade disputes and the small refiner waivers granted by the EPA which negatively impacted prices.

Cost of goods sold for fiscal year nine months ending June 30, 2019, increased approximately 7.2% when compared to fiscal year 2018. The increase was primarily due to increased corn hedging costs and repairs and maintenance. Changes in other categories were fairly small and considered immaterial. Cost of goods sold includes corn costs, process chemicals, denaturant, natural gas, electricity, production labor, repairs and maintenance, and depreciation.

Corn costs, including hedging, increased by $2.5 million, or 4.9%, for the nine months ended June 30, 2019, from the nine months ended June 30, 2018. The increase was due to a 5% increase in corn bushels priced while the production process decreased corn consumed by 572,541 bushels or 4%. For the nine months ended June 30, 2019, corn costs included a $.6 million net loss for derivatives relating to future contracts, compared to a $1.1 million loss for the nine months ended June 30, 2018. Corn costs represented 70.2% of cost of goods sold for the nine months ended June 30, 2019, compared to 68.7% for the nine months ending June 30, 2018.

General and administrative costs increased by $4.69 million, or 34%, for the nine months ended June 30, 2019, from the nine months ended June 30, 2018. The increase is due to additional payroll related to management transition and legal fees related to performance concerns regarding newly installed equipment. The $4.3 million bad debt expense is included in general and administration costs.

Working capital was approximately $(16.1) million after writing off $4.3 million related to a note receivable and moving long term debt to current per the going concern statement as of June 30, 2019. The book value per share was $927.

A complete SEC 10Q report for the nine months ended June 30, 2019, can be found on a link on the Lincolnway Energy's website under the heading Investors and SEC Financial Report.

Comparison of the Fiscal Years Ended June 30, 2019 and 2018

Statements of Operations Data:	2019	2018
Revenues	$ 71,193,326	$ 76,359,668
Cost of Goods Sold	77,337,800	75,505,673
Gross Profit	(6,144,474)	853,995
General and Admin. Expenses	7,158,054	2,465,237
Operating Income (loss)	(13,302,528)	(1,611,242)
Other Income (loss)	2,640,918	593,556
Net Income	(10,661,610)	(1,017,686)

Balance Sheet Data:	2019	2018
Working Capital*	$ (16,131,925)	$ 5,446,596
Net Property Plant and Equipment	43,157,109	48,423,433
Total Assets	53,945,200	58,405,450
Long-Term Obligations	550,116	14,769,997
Member's Equity	27,337,588	39,928,727
Book Value Per Member Unit	650	950

*June 2019 reflects converting LT Debt to Current per the Going Concern Statement

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R&D TAX CREDITS AND AMENDED 2018 K-1s The Board of Directors has been actively pursuing and looking into research and development (R&D) tax credits. We are pleased to inform our unit holders, as of this newsletter, that we will be issuing amended K-1s for the 2018 tax year. Projected estimates for the R&D federal tax credits are $38- $57 per unit and for the state of Iowa refundable tax credits to be $15-$23 per unit. Please note that the estimated tax credits per unit provided in this newsletter are estimates only and are subject to change. Each unit holder’s final tax credit amounts will be determined when RSM US LLP completes the R&D study, at which time you will receive your 2018 amended K-1s reporting the tax credits allocated to each unit holder. We estimate the issue date to be on or about October 25, 2019. Please consult your tax advisor on amending your 2018 tax returns. Lincolnway Energy, LLC 59511 W. Lincoln Highway Nevada, Iowa 50201 Volume XV, Issue II October 2019 COME JOIN US ON THE WEB! If you haven’t already, please give us your e-mail address. This way you can receive the full color newsletter via e-mail and we can save on postage. E-mail your request to us at info@lincolnwayenergy.com. 4